Exhibit 99.2

FORM 51-102F1

MANAGEMENT DISCUSSION AND ANALYSIS

For the Three and Nine Months Ended June 30, 2024

Introduction

This Management’s Discussion and Analysis (“MD&A”) has been prepared by the management of Permex Petroleum Corporation (“Permex” or the “Company”) as of August 29, 2024, and should be read in conjunction with the unaudited interim consolidated financial statements and related notes of the Company for the three and nine month period ended June 30, 2024, and the audited consolidated financial statements of the Company together with the related notes thereto for the year ended September 30, 2023. The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). All amounts are stated in United States dollars unless otherwise indicated.

Additional information related to the Company and its operations is available on SEDAR at www.sedarplus.ca and on the Company web site at www.permexpetroleum.com.

Forward-Looking Statements

This Report contains forward-looking statements. These statements relate to future events or our future financial performance. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined at the beginning of this Report under “Cautionary Notice Regarding Forward-Looking Statements” the risks outlined under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended September 30, 2023 and in our other reports we file with the SEC. These factors may cause our actual results to differ materially from any forward-looking statements. All amounts in this report are in U.S. dollars, unless otherwise noted.

Reserve engineering is a method of estimating underground accumulations of natural gas and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of previous estimates. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas and oil that are ultimately recovered.

Company Overview

The Company was incorporated on April 24, 2017 under the laws of British Columbia, Canada. The Company is an independent energy company engaged in the acquisition, exploration, development and production of oil and gas properties on private, state and federal land in the United States, primarily in the Permian Basin which includes the Midland Basin and Delaware Basin. The Company focuses on acquiring producing assets at a discount to market, increasing production and cash-flow through recompletion and re-entries, secondary recovery and lower risk infill drilling and development. Currently, the Company owns and operates various oil and gas properties located in Texas and New Mexico. In addition, the Company holds various royalty interests in 73 wells and 5 permitted wells across 3,800 acres within the Permian Basin of West Texas and southeast New Mexico. Moreover, the Company has more than 11,700 net acres of producing oil and gas assets, 62 shut-in opportunities, and 17 salt water disposal wells allowing for waterflood secondary recovery.

The Company’s common shares are listed on the Canadian Securities Exchange under the symbol “OIL”, and on the Frankfurt Stock Exchange under the symbol “75P”. On April 16, 2024, the Company received a cease trade order issued by the British Columbia Securities Commission (the “BCSC”) due to its failure to file the annual financial statements for fiscal 2023 and quarterly reports for fiscal 2024. The trading was halted on the CSE effective April 17, 2024. The Company has brought all required filings up to date and is currently working on the revocation of the FFCTO.

Key activities:

●	On October 23, 2023, the Company effected a 1-for-4 reverse split of the Company’s outstanding common shares.

●	On February 28, 2024, the Company announced a private placement of convertible debenture units of the Company (the “Units”) for gross proceeds of up to $20,000,000. Each Unit will consist of one convertible debenture (a “Debenture”) in the principal amount of $1,000 and one common share purchase warrant (a “Warrant”). Each Warrant will be exercisable for a period of five years from the date of issuance for one common share of the Company (a “Share”) at an exercise price of $4.08. On May 29, 2024, the Company amended the terms of the Units. Each Unit will now consist of one convertible debenture (a “Debenture”) in the principal amount of $1,000 and 294 common share purchase warrants (each a “Warrant”). Each Warrant will be exercisable for a period of five years from the date of issuance for one common share of the Company (a “Share”) at an exercise price of $4.08. The Debentures will mature (the “Maturity Date”) on the earlier of: (i) one-year from the date of issuance or (ii) three-months from the date of issuance if the Company does not enter into a securities exchange, unit purchase or merger agreement with a third party to the reasonable satisfaction of a majority of the holders of Debentures. The Debentures will bear simple interest at a rate of 10% per annum, payable on the Maturity Date or the date on which all or any portion of the Debenture is repaid, and have a conversion price of $3.40 per share. Interest will be paid in cash or Shares based on a conversion price of $3.40.

●	On April 16, 2024, the Company announced the closing of the first tranche of the private placement announced on February 28, 2024, consisting of 500 Units for gross proceeds of $500,000. As a result, the Company issued a Debenture with a principal amount of $500,000 and 147,000 Warrants.

●	On May 1, 2024, the Company announced the appointment of Bradley Taillon as the President and Chief Executive Officer (“CEO”) of the Company. Mehran Ehsan, the former President and CEO of the Company, will now serve as Vice President of Business Development.

●	On May 29, 2024, the Company announced that it has applied to the British Columbia Securities Commission (the “BCSC”) for a partial revocation of the failure-to-file cease trade order that was issued by the BCSC against the Company on April 16, 2024 (the “FFCTO”) for failing to file certain outstanding continuous disclosure documents in a timely manner (the “Partial Revocation Order”).

●	On June 16, 2024, the Company announced the closing of the second tranche of the private placement announced on February 28, 2024, consisting of 865 Units for gross proceeds of $865,000. As a result, the Company issued a Debenture with a principal amount of $865,000 and 254,310 Warrants. The Second Tranche was conducted pursuant to a partial revocation order (the “Partial Revocation Order”) issued by the BCSC on June 5, 2024. The Partial Revocation Order partially revoked the FFCTO that was issued by the BCSC against the Company on April 16, 2024 for failing to file certain outstanding continuous disclosure documents in a timely manner. The FFCTO continues to apply in all other respects. The Company intends to use the proceeds of the Second Tranche to prepare and file all outstanding financial statements and continuous disclosure records, pay all outstanding related fees and penalties, pay outstanding amounts owing pursuant to summary judgments and to continue operations until it can apply for and receive a full revocation of the FFCTO. If and when the Company has filed all such outstanding financial statements and continuous disclosure records, the Company intends to apply for a full revocation of the FFCTO and request that trading of its Shares on the CSE be reinstated.

●	On June 27, 2024, the Company announced the appointment of Bradley Taillon, the President and CEO, to the Company’s Board of Directors. As a part of Permex’s strategic reconstitution and expansion of the Board, the Company also announced the resignations of Melissa Folz, Barry Whelan, James Perry Bryan, Mehran Ehsan, Douglas Charles Urch and John James Lendrum from the Board of Directors.

●	On August 27, 2024, the Company announced the appointment of Richard Little and Kevin Nanke to serve on the Board effective as of August 26, 2024.

Oil And Gas Properties

Breedlove “B” Clearfork Leases - Texas

In September 2021, the Company, through its wholly-owned subsidiary, Permex Petroleum US Corporation, acquired a 100% Working Interest and an 81.75% Net Revenue Interest in the Breedlove “B” Clearfork leases located in Martin County, Texas. The Breedlove “B” Clearfork properties situated in Martin County, Texas are over 12 contiguous sections for a total of 7,870.23 gross and 7,741.67 net acres, of which 98% is held by production in the core of the Permian Basin. It is bounded on the north by Dawson County, on the east by Howard County, on the south by Glasscock and Midland Counties, and on the west by Andrews County. There is a total of 25 vertical wells of which 12 are producers, 4 are saltwater disposal wells and 9 that are shut-in opportunities. In January 2022, the Company began the pilot re-entry on the Carter Clearfork well #5, which is one of 67 shut-in wells that it currently owns. The re-entry involved targeting the Clearfork formation at a depth of 7,200 feet. Due to the high water content, management plans to maximize utilization of existing injection wells on the property when putting the well on line. By doing so management plans to reduce operating expenses from water disposal in third party disposal facilities. During fiscal 2023, the Company engaged in various operating activities across the Breedlove assets including the completion and production of the Eoff #3 well that was completed in November 2022. The Eoff #3 was put online fully following the build out of production facilities, tank battery, etc. The Eoff #3 was subsequently shut in due to maintenance issues that were deferred due to financing efforts being undertaken by the Company. The Eoff #3 is currently available to resume production potentially as a top recomplete candidate for the Company, pending successful capital raising efforts. The Company is currently evaluating a number of re-entry opportunities across this asset including the 9 currently shut-in wells as well as opportunities across the existing producing wells.

Pittcock Leases - Texas

The Pittcock Leases are situated in Stonewall County. Stonewall County is in Northwest Texas, in the central part of the North Central Plains and consists of the Pittcock North property, the Pittcock South property and the Windy Jones Property. It is bounded on the north by King County, on the east by Haskell County, on the south by Fisher and Jones Counties, and on the west by Kent County. The Pittcock North property covers 320 acres held by production. There is currently one producing well, ten shut-in wells, two saltwater disposal wells, and a water supply well. The Company holds a 100% working interest in the Pittcock North Property and an 81.25% net revenue interest. The Pittcock South property covers 498 acres in four tracts. There are currently 19 shut-in wells and two saltwater disposal wells. The Company holds a 100% working interest in the lease and a 71.90% net revenue interest. The Windy Jones Property consists of 40 acres and includes two injection wells and two suspended oil wells. The sole purpose of the Windy Jones property is to provide waterflood assistance to the offset wells being the Pittcock wells located east boundary of the Windy Jones Property. The Company holds a 100% working interest in the Windy Jones Property and a 78.9% net revenue interest.

Mary Bullard Property - Texas

The Company acquired the Mary Bullard Property in August 2017 for a cash consideration of approximately $50,000. The Mary Bullard Property is located in Stonewall County, about 5 ½ miles south west of Aspermont, Texas. It is bounded on the north by King County, on the east by Haskell County, on the south by Fisher and Jones Counties, and on the west by Kent County. The asset is situated on the Eastern Shelf of the Midland Basin in the central part of the North Central Plains. The Mary Bullard Property covers 241 acres held by production and is productive in the Clearfork formation at a depth of approximately 3,200 feet. There is currently one producing well, four shut-in wells, and two water injection wells. The Company holds a 100% working interest in the Mary Bullard Property and a 78.625% net revenue interest.

West Henshaw Property - New Mexico

The West Henshaw Property is located in Eddy County, New Mexico, 12 miles northeast of Loco Hills in the Delaware Basin. Eddy County is in Southeast New Mexico. It is bounded by Chaves County to the north, Otero County to the east, Loving County, Texas to the south, and Lea County to the west. The West Henshaw Property covers 1,880 acres held by production. There are two producing wells, seven shut-in wells and four saltwater disposal wells. The Company holds a 100% working interest in the West Henshaw Property and a 72% net revenue interest.

In January 2022, the Company began the pilot re-entry on the West Henshaw well #15-3, one out of the 67 shut-in wells it currently owns. The re-entry and re-stimulation involved the West Henshaw property targeting the Grayburg formation at a depth of 2,850 feet. The recompletion was successful and came online at an initial rate of 30 bopd and has stabilized at 15 bopd.

In April 2022, the Company began the re-entry on the West Henshaw well #6-10. The re-entry and re-stimulation involved the West Henshaw property targeting the Grayburg formation at a depth of 2,850 feet. The recompletion was successful and came online at an initial rate of 15 bopd and has stabilized at 10 bopd. Throughout 2023, the Company completed a number of re-entry and basic workover efforts to try and establish more steady production from the West Henshaw assets.

The remaining 67 shut-in wells that the Company plans to re-enter have potential to yield similar results increasing our total daily production solely by re-entering shut-in wells.

Oxy Yates Property - New Mexico

The Oxy Yates Property is located in Eddy County, approximately eight miles north of Carlsbad, New Mexico in the Delaware Basin. It is bounded by Chaves County to the north, Otero County to the east, Loving County, Texas to the south, and Lea County to the west. The Oxy Yates Property covers 680 acres held by production. There is one producing well and nine shut-in wells. The Yates formation is located at an average depth of 1,200 feet and overlies the Seven River formation and underlies the Tansill formation. The Company holds a 100% working interest in the Oxy Yates Property and a 77% net revenue interest.

Royalty Interest Properties

The Company holds royalty interests in 73 producing oil and gas wells located in Texas and New Mexico.

Conversion of Undeveloped Acreage

The Company’s process for converting undeveloped acreage to developed acreage is tied to whether there is any drilling being conducted on the acreage in question. The Company has started development and conversion of its undeveloped acreage located in Martin County, Texas. The PPC Eoff #3 well, operated by Permex Petroleum, is the first of two permitted wells to be drilled by the Company on the 7,780 gross acre Breedlove oilfield. Drilling of the first well commenced on September 14, 2022. Management expects to restart its drilling and development program in the second half of 2024, subject to receipt of additional funding.

An aggregate of 1,609 MBO and 1,277 MMCF, of the Company’s proved undeveloped reserves as of September 30, 2023, are part of a development plan that has been adopted by management that calls for these undeveloped reserves to be drilled within the next five years, thus resulting in the conversion of such proved undeveloped reserves to developed status within five years of initial disclosure at September 30, 2023. Management currently anticipates spending approximately $1.25 million in capital expenditures towards developing the Company’s proved undeveloped reserves during the 2024 fiscal year, subject to the Company acquiring the necessary financing.

Financing of Proved and Probable Undeveloped Reserves

The Company currently estimates that the total cost to develop the Company’s proved undeveloped reserves of 1,609.7 MBbl of oil and 1,277.1 Mcf of natural gas as of September 30, 2023 is $15,710,000. The Company expects to finance these capital costs through a combination of current cash on hand, debt financing through a line of credit or similar debt instrument, one or more offerings of debt or equity, and from cash generated from estimated revenues from sales of oil and natural gas produced at the Company’s wells.

The Company currently estimates that the total cost to develop the Company’s probable undeveloped reserves of 9,290.4 MBbl of oil and 10,882.8 Mcf of natural gas as of September 30, 2023 is $134,428,500. The Company expects to finance these capital costs through a combination of joint ventures, farm-in agreements, direct participation programs, one or more offerings of equity, a debt offering or entering into a line of credit, and from cash generated from estimated revenues from sales of oil and natural gas produced at the Company’s wells.

Drilling Activities

The Company drilled one well during the last three fiscal years. As at September 30, 2023, the Company had 103 gross wells and 23 net productive wells. The Company’s gross developed acreage totaled 5,177 and net developed acreage totaled 3,942 with the following property breakdown:

Property	Gross Developed Acreage	Net Developed Acreage	Gross Productive Wells	Net Productive Wells
Pittcock	818	664.63	1	0.81
Henshaw	1,880	1,353.60	8	5.76
Oxy Yates	680	489.60	5	3.60
Bullard	241	187.98	1	0.78
Breedlove	1,558	1,246.40	15	12.00
Royalty Interest Properties	—	—	73	0.01

The Company has 6,000 gross undeveloped acres and 4,800 net undeveloped acres. All of the Company’s undeveloped acreage is on the Company’s Breedlove property.

The Company’s leases are nearly entirely held by production in perpetuity. If a field/lease is undeveloped it typically has a 2, 3 or 5 year term of expiry. The Company has over 340 leases covering undeveloped acreage and less than 5% of these leases have an active expiry date that is less than two years from the date of this Report.

Results of Operations

Sales and Production

The average sales prices of the Company’s oil and gas products sold in the nine months ended June 30, 2024 and 2023, and the fiscal year ended September 30, 2023 was $72.14/Boe, $72.59/Boe, and $71.45/Boe, respectively. The average sales prices of the Company’s oil and gas products sold in the three months ended June 30, 2024 and 2023 was $nil/Boe and $66.91/Boe, respectively.

The Company’s net production quantities by final product sold in the nine months ended June 30, 2024 and 2023, and the fiscal year ended September 30, 2023 was 1,470.20 Boe, 10,260.71 Boe, and 12,979.36 Boe, respectively. The Company’s net production quantities by final product sold in the three months ended June 30, 2024 and 2023 was nil Boe and 3,258.07 Boe, respectively.

The Company’s average production costs per unit for the nine months ended June 30, 2024 and 2023, and the fiscal year ended September 30, 2023, was $112.44/Boe, $74.33/Boe, and $67.76/Boe, respectively. The Company’s average production costs per unit for the three months ended June 30, 2024 and 2023 was $nil/Boe and $72.29/Boe, respectively.

The breakdown of production and prices between oil/condensate and natural gas was as follows:

Net Production Volumes	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Nine Months Ended June 30, 2024	Nine Months Ended June 30, 2023
Oil/Condensate (Bbl)	-	3,022	1,470	9,589
Natural Gas (Mcf)	-	1,418	-	4,030

Average Sales Price	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Nine Months Ended June 30, 2024	Nine Months Ended June 30, 2023
Oil/Condensate ($/Bbl)	-	70.29	72.14	75.49
Natural Gas ($/Mcf)	-	3.95	-	5.20

The breakdown of the Company’s production quantities by individual product type for each of the Company’s fields that contain 15% or more of the Company’s total proved reserves expressed on an oil-equivalent-barrels basis was as follows:

Breedlove

Net Production Volumes	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Nine Months Ended June 30, 2024	Nine Months Ended June 30, 2023
Oil/Condensate (Bbl)	-	1,961	735	6,534
Natural Gas (Mcf)	-	1,418	-	4,030

Henshaw

Net Production Volumes	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Nine Months Ended June 30, 2024	Nine Months Ended June 30, 2023
Oil/Condensate (Bbl)	-	898	735	2,385
Natural Gas (Mcf)	-	-	-	-

Pittcock & Mary Bullard

Net Production Volumes	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Nine Months Ended June 30, 2024	Nine Months Ended June 30, 2023
Oil/Condensate (Bbl)	-	163	-	670
Natural Gas (Mcf)	-	-	-	-

Operating Results

Three Months Ended June 30, 2024 and 2023

During the three months ended June 30, 2024, the Company reported a net loss of $1,349,957, compared to a net loss of $909,593 for the same quarter in 2023. The increase in loss in 2024 was mostly as a result of lower revenue and higher interest and debt expenses, which more than offset the reduction in operating expenses during the third quarter of fiscal 2024.

The Company reported oil and gas sales revenue of $nil in the third quarter of the current fiscal year compared to $156,716 in the same quarter of the previous fiscal year. The decrease in revenue is due to the shutdown of oil and gas production across all fields, resulting from financial constraints that impacted field operations. Net oil-equivalent production by final product sold in the current quarter was nil, compared to 35.80 barrels per day in the same quarter of last year.

The Company’s total operating expenses for the three months ended June 30, 2024 was $664,330 compared to $1,069,450 for the same period in 2023. Lease operating expenses decreased to $10,421 from $235,511 in the comparative period due to the production shutdown. General and administrative expenses for the three month period ended June 30, 2024 were $629,836, compared to $788,659 for the same quarter in the prior fiscal year. The decrease in accounting, audit and legal fees is attributable to a reduction in overall activity. Investor relations and marketing expenses also decreased as management scaled back these efforts. However, consulting fees increased as the Company engaged a consultant for merger and acquisition activities. Additionally, salaries rose due to the appointment of a new CEO during the quarter, with an annual salary of $250,000 and a one-time sign-on bonus of $50,000.

General and administrative expenses

	Three Months Ended June 30, 2024	Three Months Ended June 30, 2023	Nine Months Ended June 30, 2024	Nine Months Ended June 30, 2023

Accounting and audit	$103,250	$174,931	$247,697	$697,109
Consulting	80,550	29,823	147,707	172,698
Filing and transfer agent	10,047	15,002	40,212	64,305
Insurance	69,497	45,316	131,139	190,556
Investor relations	4,631	72,816	73,145	245,841
Legal fees	72,051	156,359	349,111	545,911
Marketing and promotion	9,360	88,643	45,076	388,050
Office and miscellaneous	26,011	22,745	110,157	138,968
Rent	36,042	37,853	109,106	108,697
Salaries and benefits	214,376	112,339	391,728	329,940
Share-based payments	-	-	-	318
Travel	4,021	32,832	29,660	131,914
	$629,836	$788,659	$1,674,738	$3,014,307

Nine Months Ended June 30, 2024 and 2023

During the nine months ended June 30, 2024, the Company reported a net loss of $2,517,193 compared to a net loss of $3,330,107 for the same period in 2023. The net loss for the first nine months of current fiscal year was mainly attributable to operating expenses of $1,922,466 compared to operating expenses of $3,921,416 in the prior year, and interest and debt expense of $694,470, up from $2,208 in 2023. These losses were partially offset by revenue from oil and gas sales and royalty income of $86,656, compared to $559,599 in the same period of fiscal 2023. Of the total interest and debt expense, $678,531 represents the portion of the proceeds from the debenture financing that was allocated to the warrants issued as part of the financing.

The Company reported oil and gas sales revenue of $75,466 in the first nine months of the current fiscal year compared to $541,459 in the same period last year. The decrease was due to reduced oil and gas production across all fields, resulting from financial constraints that impacted field operations. Net oil-equivalent production by final product sold in the current period averaged 5.39 barrels per day, compared with 37.59 barrels per day in the same period of the previous fiscal year.

The lease operating expenses for the nine months ended June 30, 2024 were $165,305 compared with $762,668 in the nine months ended June 30, 2023. The decrease in lease operating expenses is attributed to reduced production in the current period compared to the same period in the previous fiscal year. Lease operating expenses exceeded oil and gas sales revenue mainly due to significant maintenance expenses on the West Henshaw wells.

General and administrative expenses for the nine months ended June 30, 2024 were $1,674,738, compared with $3,014,307 in the nine months ended June 30, 2023. The significant reduction is mainly due to the decreased property development and corporate activities during the current period, as management scaled back operations in response to tighter financial constraints. Specifically, the variance from the prior year was mainly attributable:

●	Accounting and audit fees of $247,697, which decreased from $697,109 in the first nine months of the prior fiscal year. The decrease was largely due to a significant decrease in overall activities. A substantial portion of the fees in the current period was related to regulatory compliance work associated with the U.S. uplisting in November 2023.

●	Legal fees of $349,111 in the current period, down from $545,911 in the same period of the prior fiscal year. The legal fees mainly related to the regulatory work associated with the Company’s proposed uplisting to the NASDAQ in November 2023 as well as compliance with the disclosure requirements under the Exchange Act in the United States.

●	Marketing, investor relations, news and media, and promotion expenses of $85,288 in the current period, compared to $633,891 in the same period of the previous fiscal year. The reduction was due to the Company scaling back marketing and promotion activities.

●	Salaries and benefits for the current period totaled $391,728, compared to $329,940 in the previous year. Of this amount, $340,594 was allocated to management salaries, an increase from $252,305 in 2023, while $51,134 was spent on administrative salaries, down from $77,635 in the previous year. The increase in management salaries was due to the appointment of a new CEO in April 2024, with an annual salary of $250,000 and a one-time sign-on bonus of $50,000.

●

Travel expenses of $29,660 in the current period compared to $131,914 in the same period of the previous fiscal year. The reduction was due to reduced travel by management for marketing and promotion activities.

Update on Use of Proceeds

During the nine months ended June 30, 2024, the Company completed two tranches of the private placement of convertible debenture units for gross proceeds of $1,365,000. The net proceeds were intended for potential mergers and acquisitions, general working capital, preparing and filing all outstanding financial statements and continuous disclosure records, paying revocation related legal and filing fees, settling outstanding amounts under certain claim judgments.

As of the date of this report, the Company had utilized $1,284,400 of the net proceeds. The following table provides a comparison of the Company’s disclosed expected use of net proceeds and the actual use of such proceeds.

Offering Net Proceeds $1,365,000

Intended Use of Net Proceeds: Mergers and acquisitions, accounting and audit, revocation related legal and filing fees, claim judgement payments, and general working capital

Actual Use of Net Proceeds ($)		Variance – (Over)/Under Expenditures	Explanation of Variance
Accounting and audit related to outstanding filings	$284,000	N/A	N/A
Claim judgement payments	$209,615	N/A	N/A
Potential mergers and acquisitions	$124,000	N/A	N/A
Revocation legal and filing fees	$61,915	N/A	N/A
General working capital	$604,870	N/A	N/A
Total	$1,284,400
Net proceeds remaining	$80,600

Summary of Quarterly Results

The following table sets forth selected unaudited financial information for the Company’s eight most recent quarters ending with the last quarter for the three month period ended June 30, 2024.

	For the Three Months Ended
	Fiscal 2024			Fiscal 2023				Fiscal 2022
	Jun. 30, 2024	Mar. 31, 2024	Dec. 31, 2023	Sept. 30, 2023	Jun. 30, 2023	Mar. 31, 2023	Dec. 31, 2022	Sept. 30, 2022
	($)	($)	($)	($)	($)	($)	($)	($)

Total revenues	2,671	30,870	53,115	129,228	157,019	180,638	221,942	253,402
Net income (loss)	(1,349,957)	(415,355)	(751,881)	(609,854)	(1,452,827)	(1,111,323)	(1,309,191)	(916,831)

Earnings (loss) per share - basic and diluted	(2.45)	(0.75)	(1.36)	(1.11)	(2.96)	(2.30)	(2.71)	(1.90)

Factors That Affect the Comparability of the Annual Financial Data Disclosed Above

Net losses for the quarters were mainly attributable to operating expenses, partially offset by revenue from oil and gas sales and royalty income. The operating expenses remained generally consistent from fiscal Q4 2022 to Q2 of fiscal 2023 following the Company’s completion of $8 million in private placement financings on March 30, 2022. The Company has scaled back activities in the last four quarters due to financial constraints. Oil and gas sales revenue was generally consistent for fiscal 2022 and the first three quarters of fiscal 2023 but has decreased in the last three quarters due to financial constraints. In Q4 2024, production of oil and gas was shut down across all fields. The significant increase in the loss for Q4 2024 was due to the recognition of a debt expense of $678,531, representing the portion of debenture financing proceeds allocated to the warrants issued as part of the financing.

Liquidity and Capital Resources

As at June 30, 2024, the Company had a cash balance of $428,385, an increase of $345,649 from the cash balance of $82,736 on September 30, 2023. During the nine months ended June 30, 2024, cash used in operating activities was $1,124,351, primarily covering accounting, insurance, salary and general office expenses. The Company received $1,365,000 from debenture financings, $70,000 from reclamation deposit redemption, and $45,000 from a related party loan, while repaying $10,000 on a third-party loan.

The Company had working capital deficiency of $4,829,219 as at June 30, 2024 compared to working capital deficiency of $3,142,916 as at September 30, 2023. The Company will need substantial additional funding to pay the outstanding payables and bring the operated assets back to production. The company has decreased its activity to a minimal level to minimize the expected increases in additional balances to the working capital deficiency. The company has dramatically limited its ongoing commitments and account demands going forward and expects a meaningful reduction in the rate of increase of the working capital deficiency account. Additionally, the company is actively engaging with its trade partners to remedy its working capital deficiency through all means available to it including but not limited to financing arrangements, payment plans, and principal reductions.

Management has budgeted approximately $1.5 million in minimum operating expenses and $0.5 million in capital expenditures for the next 12 months, which the Company plans to finance principally from one or more equity or debt financings. The purpose of these funds will be to resume full field operations as well as invest in additional oil and gas production activities across the company’s assets. This capital is not fully contractually committed and can be adjusted as necessary based on economic or business factors. The amount and timing of capital expenditures will depend on several factors including, but not limited to, the speed with which we are able to bring our wells to production, our ability to complete an equity financing or to secure a suitable line of credit, commodity prices, supply/demand considerations and attractive rates of return. There are no guarantees that we will be able to acquire the necessary funds to meet our budgeted capital expenditures, and any postponement of our planned development of our proved undeveloped reserves could materially affect our business, financial condition and results of operations.

Although the Company has budgeted investments of additional capital in the continued development of our oil and gas operations, the Company currently does not have any material commitments for capital expenditures. As of the date of this MD&A for the nine months ended June 30, 2024, the Company does not have sufficient working capital to meet its anticipated operating and capital requirements over the next 12 months, and, consequently, the Company is currently evaluating options to support our funding requirements over this time period, including but not limited to, completing a financing transaction. The Company will also continue to monitor the current economic and financial market conditions and evaluate their impact on the Company’s liquidity and future prospects.

Critical Accounting Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period. Management evaluates these estimates and judgments on an ongoing basis and bases its estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that management believes are reasonable under the circumstances. We believe the following discussions of critical accounting estimates address all important accounting areas where the nature of accounting estimates or assumptions is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change.

Oil and natural gas reserves

Crude oil and natural gas reserves are estimates of future production that impact certain asset and expense accounts included in the consolidated financial statements. Proved reserves are the estimated quantities of oil and gas that geoscience and engineering data demonstrate with reasonable certainty to be economically producible in the future under existing economic conditions, operating methods and government regulations. Proved reserves include both developed and undeveloped volumes. Proved developed reserves represent volumes expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves are volumes expected to be recovered from new wells on undrilled proved acreage, or from existing wells where a relatively major expenditure is required for recompletion. Variables impacting the Company’s estimated volumes of crude oil and natural gas reserves include field performance, available technology, commodity prices, and development, production and carbon costs.

The estimation of proved reserves is important to the consolidated statements of operations because the proved reserve estimate for a field serves as the denominator in the unit-of-production calculation of the depletion of the capitalized costs for that asset. If the estimates of proved reserves used in the unit-of-production calculations had been lower by 10 percent across all calculations, the depletion in fiscal 2023 would have increased by an estimated $13,000.

Impairment

The Company tests long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Individual assets are grouped for impairment purposes at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets, generally on a field-by-field basis for oil and gas assets. Because there usually is a lack of quoted market prices for long-lived assets, the fair value of impaired assets is typically determined based on the present values of expected future cash flows using discount rates and prices believed to be consistent with those used by principal market participants. The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future production volumes, commodity prices, operating costs and capital decisions, considering all available evidence at the date of review. Differing assumptions could affect the timing and the amount of an impairment in any period.

Asset retirement obligations

The Company is subject to retirement obligations for certain assets. The fair values of these obligations are recorded as liabilities on a discounted basis, which is typically at the time the assets are installed. In the estimation of fair value, the Corporation uses assumptions and judgments regarding such factors as the existence of a legal obligation for an asset retirement obligation, technical assessments of the assets, estimated amounts and timing of settlements, discount rates, and inflation rates.

A sensitivity analysis of the ARO impact on earnings for 2023 is not practicable, given the broad range of the company’s long-lived assets and the number of assumptions involved in the estimates. Favorable changes to some assumptions would have reduced estimated future obligations, thereby lowering accretion expense and amortization costs, whereas unfavorable changes would have the opposite effect.

Related party transactions

(a)	The Company entered into an employment agreement with Bradley Taillon, the Company’s CEO, on April 29, 2024, for an annual base salary of base salary of $250,000, which shall be reviewed by the Company annually. Subject to the discretion of the board of directors, Mr. Taillon is also eligible on an annual basis for a cash bonus of up to 100% of annual salary and additional performance bonuses ranging from $50,000 to $750,000 upon the closing of a qualified financing with proceeds to the Company of $1 million or greater. Further, the terms of this employment agreement provide that if Mr. Taillon’s employment with the Company is terminated without “cause” (as defined in the agreement) than Mr. Taillon is entitled to a severance payment equal to two years of base salary and a bonus equal to 50% of his annual base salary. During the three and nine month ended June 30, 2024, the Company incurred management salary of $59,812 and a one-time sign-on bonus of $50,000 for Mr. Taillon.

(b)	The Company has an employment agreement with Mehran Ehsan, the former CEO of the Company, for an annual base salary of $250,000, with no specified term. Mr. Ehsan is also eligible on an annual basis for a cash bonus of up to 100% of annual salary, subject to the discretion of the board of directors. During the nine month ended June 30, 2024, the Company incurred management salary of $187,500 (2023 - $187,500), for Mr. Ehsan, with no bonuses incurred in either period. During the three month ended June 30, 2024, the Company incurred management salary of $62,500 (2023 - $62,500), for Mr. Ehsan. Further, the terms of this employment agreement provide that if Mr. Ehsan’s employment with the Company is terminated without “cause” (as defined in the agreement) than Mr. Ehsan is entitled to a severance payment equal to three years of base salary and a bonus equal to 20% of his annual base salary. Mr. Ehsan resigned as President and CEO of the Company on April 29, 2024. On May 15, 2024, the Company amended the employment agreement to change his role to Vice President of Business Development. All other terms and conditions of the employment agreement remain the same. The Company considers this a related party transaction, as it relates to key management personnel and entities over which it has control or significant influence.

(c)	On May 1, 2022, the Company entered into an employment agreement with the CFO of the Company for an annual base salary of $50,000, with no specified term. The CFO is also eligible on an annual basis for a cash bonus of up to 100% of annual salary, subject to the discretion of the board of directors. The employment agreement may be terminated with a termination payment equal to two months of base salary. During the nine months ended June 30, 2024, the Company incurred management salary of $37,500 (2023 - $37,500), to the CFO of the Company, with no bonuses incurred in either period. During the three months ended June 30, 2024, the Company incurred management salary of $12,500 (2023 - $12,500). The Company considers this a related party transaction, as it relates to key management personnel and entities over which it has control or significant influence.

(d)	The convertible debenture loan from the CEO of the Company mentioned in Note 8 was paid off during the nine months ended June 30, 2023.

Outstanding Share Data

The Company had the following common shares, stock options and warrants outstanding as at the date of this report:

Issued and Outstanding Common shares	551,503
Stock options	16,980
Warrants	676,663

1,245,146

As of the date of this report, the Company also has convertible debentures of $1,365,000 convertible into 401,471 common shares.

Contingencies

The Company from time to time may be involved with disputes, claims and litigation related to the conduct of its business. The Company currently has $455,447 in claims from certain trade vendors for non-payment, of which $446,783 have been accrued as of June 30, 2024. The Company plans to continue engaging with these claimants faithfully and is working on potentially settlements for all outstanding claims.

Changes In Accounting Policies Including Initial Adoption

In December 2023, the FASB issued ASU 2023 - 09, Income Taxes (Topic740) Improvements to Income Tax Disclosures, which becomes effective for fiscal years beginning after December 15, 2024. The standard requires companies to disclose specific categories in the income tax rate reconciliation table and the amount of income taxes paid per major jurisdiction. The Company does not expect the standard to have a material effect on its consolidated financial statements and has begun evaluating disclosure presentation alternatives.

Disclosure Controls

In connection with Exemption Orders issued by each of the securities commissions across Canada, the Chief Executive Officer and Chief Financial Officer of the Company will file a Venture Issuer Basic Certificate with respect to the financial information contained in the audited annual financial statements and respective accompanying Management’s Discussion and Analysis.

In contrast to the certificates under National Instrument (“NI”) 52-109 (Certification of disclosure in an Issuer’s Annual and Interim Filings), the Venture Issuer Basic Certification does not include representations relating to the establishment and maintenance of disclosure controls and procedures and internal control over financial reporting as defined in NI 52-109.

Approval

The Board of Directors of Permex Petroleum Corporation has approved the contents of this management discussion and analysis on August 29, 2024.